                                                                                                                Exhibit 12
                                    THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     FOR THE FIVE FISCAL YEARS ENDED FEBRUARY 3, 1996


                                                                           Fiscal Year Ended
                                                           Feb. 3,     Jan. 28,     Jan. 29,     Jan. 30,     Feb. 1,
                                                            1996         1995         1994         1993        1992

Earnings Available for Fixed Charges:
Pretax earnings from continuing operations               $   1,160    $   1,079    $     957    $     579    $    617
Fixed charges (excluding interest
  capitalized and pretax preferred stock
  dividend requirements)                                       317          293          305          361         409
Dividends on ESOP Preference Shares                            (28)         (28)         (28)         (29)        (29)
Capitalized interest amortization                                5            4            4            3           3
                                                             1,454        1,348        1,238          914       1,000

Fixed Charges:
Gross interest expense (a)                               $     316    $     289    $     295    $     338    $    384
Interest factor attributable to
  rent expense                                                  20           19           20           24          29
Other (b)                                                        -            -            -            5           8
                                                               336          308          315          367         421

Ratio of Earnings to Fixed Charges                             4.3          4.4          3.9          2.5         2.4


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)  Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.
